FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-189017-02

From: Citi Cmbs Syndicate (CITIGROUP GLOBAL MAR) [mailto:ccitigroup6@bloomberg.net]
Sent: Wednesday, November 13, 2013 4:13 PM
Subject: CGCMT 2013-GC17 -- New Issue Announcement (Public)

CGCMT 2013-GC17 -- New Issue Announcement (Public)

$764.071mm Fixed Rate CMBS Offering

Co-Lead Managers and Joint Bookrunners: Citigroup Global Markets Inc. And Goldman, Sachs & Co.
Co-Managers: Drexel Hamilton, LLC and RBS Securities Inc.

Class	Moody's/Fitch/KBRA	Size($mm)	WAL(yr)	C/E	Cum LTV	U/W NOI Debt Yld
A-1	Aaa(sf)/AAA(sf)/AAA(sf)	46.093	2.62	30.000%	45.6%	15.4%
A-2	Aaa(sf)/AAA(sf)/AAA(sf)	192.952	4.88	30.000%	45.6%	15.4%
A-3	Aaa(sf)/AAA(sf)/AAA(sf)	120.000	9.76	30.000%	**Not Available**
A-4	Aaa(sf)/AAA(sf)/AAA(sf)	192.342	9.84	30.000%	45.6%	15.4%
A-AB	Aaa(sf)/AAA(sf)/AAA(sf)	55.534	7.43	30.000%	45.6%	15.4%
A-S	Aaa(sf)/AAA(sf)/AAA(sf)	69.363	9.92	22.000%	50.8%	13.8%
B	Aa3(sf)/AA-(sf)/AA-(sf)	54.189	9.92	15.750%	54.9%	12.8%
C	A3(sf)/A-(sf)/A-(sf)	33.598	9.92	11.875%	57.4%	12.2%
PEZ	A1(sf)/A-(sf)/A-(sf)	157.150	9.92	11.875%	57.4%	12.2%
X-A	Aaa(sf)/AAA(sf)/AAA(sf)	676.284	N/A	N/A	N/A	N/A
X-B	Aa3(sf)/AA-(sf)/AAA(sf)	54.189	N/A	N/A	N/A	N/A

Collateral Summary
Initial Pool Balance:	$867.031mm
Number of Mortgage Loans:	65
Number of Mortgaged Properties:	70
Average Cut-off Date Mortgage Loan Balance:	$13.339mm
Weighted Average Mortgage Interest Rate:	5.1308%
Weighted Average Remaining Term to Maturity/ARD (months):	104
Weighted Average Remaining Amortization Term (months):	349
Weighted Average Cut-off Date LTV Ratio:	65.2%
Weighted Average Maturity Date/ARD LTV Ratio:	55.7%
Weighted Average Underwritten Debt Service Coverage Ratio:	1.59x
Weighted Average Debt Yield on Underwritten NOI:	10.8%
% of Mortgage Loans with Additional Debt:	10.6%
% of Mortgaged Properties with Single Tenants:	4.2%

Property Type:	49.1% Retail (23.3% Anchored, 9.2% Outlet Mall, 8.7% Super Regional Mall, 3.9% Unanchored, 2.4% Single Tenant Retail, 1.6% Shadow Anchored)
19.9% Office (11.8% CBD, 5.4% General Suburban, 1.4% General Urban, 1.3% Medical)
11.3% Hospitality (5.8% Full Service, 5.6% Limited Service)
9.5% Mixed Use (5.8% Retail/Office, 1.8% Office/Retail, 0.8% Multifamily/Retail, 0.7% Multifamily/Office, 0.4% Office/Flex/Retail)
5.9% Multifamily
2.8% Self Storage
1.5% Industrial

Top 5 States:  12.0% OH, 9.3% CA, 9.2% GA, 8.7% NV, 8.2% FL

Anticipated Timing
Global Investor Call:	Thurs, Nov 14th
Anticipated Pricing:	Week of Nov 18th
Anticipated Closing:	Mon, Dec 9th

Investor Call Details
Date:	Thurs, Nov 14th
Time:	11:00 AM EDT
US Toll Free:	719-955-1566
Passcode:	5100897

Termsheet
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Annex A
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The information in this free writing prospectus is preliminary and may be supplemented or changed prior to the time of sale.

The depositor has filed a registration statement (including the prospectus) with the Securities and Exchange Commission (“SEC”) (SEC File No. 333-189017) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the depositor or Citigroup Global Markets Inc., Goldman, Sachs & Co., any other underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-877-858-5407.

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